July 30, 2004


First Industrial, L.P.
311 S. Wacker Drive, Suite 4000
Chicago, Illinois  60606

Ladies and Gentlemen:

     We have acted as counsel for First Industrial, L.P. (the "Operating Partnership") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Operating Partnership with the Securities and Exchange Commission (the "Commission") for registration under the Securities Act of 1933, as amended (the "Securities Act"), of $125,000,000 aggregate principal amount of 6.42% Notes due 2014 of the Operating Partnership (the "New Notes"). The New Notes will be issued pursuant to the Indenture (the "Original Indenture"), dated as of May 13, 1997, between the Operating Partnership and U.S. Bank Trust National Association (formerly known as First Trust National Association), as trustee (the "Trustee"), and Supplemental Indenture No. 8 thereto between the Operating Partnership and the Trustee, dated as of May 17, 2004 (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"). The Registration Statement was filed in connection with the exchange offer (the "Exchange Offer") pursuant to which the New Notes will be issued for a like principal amount of the Operating Partnership's outstanding 6.42% Notes due 2014 (the "Old Notes").

     In our examination of such documents, instruments and other papers as we have deemed necessary or appropriate for the purpose of rendering this opinion, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic or other copies. We have also assumed that the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and will comply with all applicable laws at the time the New Notes are offered or issued as contemplated by the Registration Statement. As to matters of fact, we have relied upon representations of officers of First Industrial Realty Trust, Inc., the sole general partner of the Operating Partnership.

     Based upon the foregoing examination, information supplied and assumptions, it is our opinion that the New Notes have been duly authorized for issuance and, when the New Notes have been duly executed by the Operating Partnership, authenticated by the Trustee and issued and delivered in exchange for the Old Notes in accordance with the terms of the Exchange Offer and the Indenture as contemplated by the In-


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denture and the Registration Statement, the New Notes will be entitled to the benefits of the Indenture and will be the valid and binding obligations of the Operating Partnership, enforceable in accordance with their terms, except as the enforceability thereof may be limited by the laws of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the Delaware Revised Uniform Limited Partnership Act, the laws of the United States of America and the laws of the State of New York.

     We hereby consent to the reference to our firm in the Registration Statement under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

                         Very truly yours,



                         /s/ Cahill Gordon & Reindel LLP